1313 North Market Street
P.O. Box 951
Wilmington, DE 19899-0951
302 984-6000

www.potteranderson.com

October 13, 2010

Nord Resources Corporation
Suite 203
1 West Wetmore Road
Tucson, AZ 85705

Dear Sirs:

     Nord Resources Corporation – Amended and Restated 2006 Stock Incentive Plan

     We have acted as special Delaware counsel to Nord Resources Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “2010 Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”). The 2010 Registration Statement relates to the registration of up to 5,000,000 shares of common stock, par value $.01 per share (the “Common Stock” or “Shares”) issued or reserved for issuance pursuant to awards that have been or may be granted under and in accordance with the Company’s 2006 Amended and Restated Stock Incentive Plan (the “Plan”). The Company previously registered 6,000,000 shares on Form S-8 filed with the Commission pursuant to the Act on July 3, 2008 (the “2008 Registration Statement”). As a result, a total of 11,000,000 Shares will be issued or reserved for issuance pursuant to awards that have been or may be granted under and in accordance with the Plan. As of October 6, 2010, 111,677,489 Shares were outstanding, including a total of 355,310 Shares (the “DSU Shares”) issued upon conversion of DSUs previously issued under the Plan. As of October 6, 2010, 5,144,421 stock options (the “Issued Options”) and 1,227,399 deferred stock units (“Issued DSUs”) were outstanding under the Plan. Under the terms of the Plan, the Administrator may make Awards of Restricted Stock, unrestricted Shares, Options, Deferred Stock Units (“DSUs”), Restricted Stock Units, Stock Appreciation Rights or Dividend Equivalent Rights.

     For the purpose of rendering our opinion as stated herein, the Company has furnished to us, and we have reviewed, the documents listed on Exhibit A hereto. Terms used but not otherwise defined in this opinion are used as defined in the Plan.

     For purposes of this opinion, we have not reviewed any documents other than the documents listed in (i) through (lv) on Exhibit A. In particular, we have not reviewed, and express no opinion on, any document (other than the documents listed in (i) through (lv) on Exhibit A) that is referenced by or incorporated by reference into, the documents reviewed by us. We have assumed that there exists no provision in any document, agreement or record that we have not reviewed that bears upon or is contrary to or inconsistent with or would otherwise alter the opinions stated herein.

Nord Resources Corporation
October 13, 2010

     In addition, we have conducted no independent factual investigation of our own but rather have relied solely on the foregoing documents, the statements and information set forth therein, and the additional matters related or assumed therein, all of which we have assumed to be true, complete, and accurate.

     Based solely upon our examination of and reliance upon the foregoing, and subject to the limitations, exceptions, qualifications and assumptions set forth below, we are of the opinion that as of the date hereof:

1.

Upon exercise of the Issued Options in accordance with their respective terms (including, without limitation, the payment of the applicable exercise price for the Shares), the resulting Shares will be validly issued, fully paid and non-assessable shares of Common Stock;

2.	Upon payment and settlement of the Issued DSUs in accordance with their terms, the resulting Shares will be validly issued, fully paid and non-assessable shares of Common Stock;

3.	The DSU Shares have been validly issued as fully paid and non-assessable shares of Common Stock; and

4.

Shares to be issued pursuant to Awards of the types described above that are granted under the Plan after the date hereof will be validly issued and fully paid and non-assessable shares of Common Stock, provided:

(a)

such Awards are granted in accordance with the terms and conditions of the Plan, including, without limitation, the approval of each award by the Board of Directors or by a duly authorized Committee of the Board of Directors of the Company that is authorized to act as the Administrator of the Plan; and

(b)

each person who receives an award under the Plan (i) executes and delivers to the Company an appropriate agreement evidencing the relevant Award and the terms and conditions thereof including, without limitation, the number of shares subject to the Award, the consideration payable to the Company with respect to the Award (if applicable), and any other terms and conditions the Plan requires to be specified in the agreement covering such Award (each such agreement an “Award Agreement”), and (ii) performs his or her obligations to the Company in accordance with the terms and conditions of the Plan and the applicable Award Agreement, including the satisfaction of any applicable vesting requirements, the delivery of any required form of notice or election and the payment of the required exercise price, if any, of the Award.

Nord Resources Corporation
October 13, 2010

     The opinions expressed herein are subject in all respects to the following assumptions, limitations and qualifications:

     A. The foregoing opinion is limited to the laws of the State of Delaware as presently in effect, excluding the securities laws and antitrust laws thereof. We have not considered and express no opinion with regard to, or as to the effect of, laws, rules or regulations of any other jurisdiction, including the laws of any other state of the United States, federal laws of the United States (including, without limitation, federal laws and rules and regulations relating to securities), the laws of any foreign jurisdiction, and regulations of stock exchanges or of any other regulatory body.

     B. We have assumed (i) the genuineness of all signatures on documents examined by us, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic originals of all documents submitted to us as certified, conformed, photostatic or other copies, and (iv) that the documents, in the forms submitted to us for review, have not been and will not be altered or amended in any respect.

     C. We assume that each director and officer of the Company executing a unanimous written consent or listed as attending a Board meeting referenced in Exhibit A to this opinion letter was validly appointed and/or elected at the time each such action was taken by said officers and directors of the Company. In addition, we assume that all meetings of the Board referenced in the Board minutes listed in Exhibit A hereto were duly called and validly held in accordance with the Bylaws of the Company.

     D. We assume that each recipient of an Issued Option has executed an option agreement in the form of a Non-Executive Director Stock Option Agreement, a June 2007 Form of Stock Option Agreement, a July 2007 Form of Stock Option Agreement, as the case may be. We assume that each recipient of an Issued DSU or to whom DSU Shares were issued executed an appropriate form of Award Agreement covering the DSUs issued to such person and made the election to receive DSUs contemplated in the Plan, and that no modifications to a DSU awarded to a Canadian Director were required by Section 8 of Subpart A of the Plan. We further assume that each Issued Option and each Issued DSU described in Exhibit A hereto, is a valid, binding and enforceable agreement under the laws governing the Award Agreement relating to each such Option or DSU.

     E. We have assumed that the Plan was duly approved by the stockholders of the Company in accordance with the terms of the Plan, and that the Plan constitutes the legal, valid, bonding and enforceable obligation of the Company under the law governing the Plan.

     F. We assume that, in the case of Shares issued or to be issued other than for cash, the Company received, or will receive, as the case may be, the consideration contemplated in the Plan and in the related Board or Committee resolutions authorizing the issuance of such Shares and the applicable Award Agreement, and that such consideration had, or will have when the relevant Award is exercised, a value greater than or equal to the aggregate par value of the Shares issued or to be issued thereunder.

Nord Resources Corporation
October 13, 2010

     G. We have assumed that the Company has issued and delivered to each holder of DSU Shares, and will issue and deliver to each other person entitled thereto, upon grant in the case of awards of Shares or Restricted Shares, and upon settlement, exercise or payment, as applicable, in the case of other types of Awards, duly executed certificates in the form reviewed by us representing the appropriate number of Shares.

     H. We have assumed that each recipient of Issued Options and Issued DSUs or DSU Shares received a copy of the Plan at the time of issuance of the Options.

     I. We have assumed that the Stock Option Agreements entered into by the Company with the employees and directors listed in Exhibit A to the unanimous written consent of the Board dated November 26, 2008 (the “November 2008 Option List”), among other things, granting 1,810,000 options pursuant to the Plan are identical to the form of Stock Option Agreement provided by the Company except for the recipient’s name and number of shares issued and that the number of shares issued on each agreement conforms with those approved by the Board and listed in the November 2008 Option List.

     J. We have assumed that the Company will have sufficient authorized and unissued Shares or treasury Shares to permit the exercise or settlement in full of all Awards granted under the Plan when such Awards are exercised or settled.

     K. The opinions expressed in this letter are rendered as of the date hereof and are based on our understandings and assumptions as to present facts, and on the application of Delaware law as the same exists on the date hereof. We assume no obligation to update or supplement this opinion letter after the date hereof with respect to any facts or circumstances that may hereafter come to our attention or to reflect any changes in the facts or law that may hereafter occur or take effect.

     We hereby consent to the filing of this opinion as an exhibit to the 2010 Registration Statement and to the use of our firm’s name in connection therewith. Except as set forth in the foregoing sentence, this opinion is rendered solely for your benefit in connection with the transactions described above and may not be delivered to, quoted or relied upon by any person other than you, or for any other purpose, without our prior written consent.

Very truly yours,

/s/ Potter Anderson & Corroon LLP

JFG/JMS
980040

Exhibit A

Documents We Have Reviewed

Corporate Governance Documents

i.

The Certificate of Incorporation of the Company as filed with the Secretary of the State of Delaware (the “Secretary of State”) on January 18, 1971; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on May 21, 1981; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on April 8, 1987; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on October 11, 1996; the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on January 13, 1997; the Certificate of Merger of the Company as filed with the Secretary of State on February 14, 2001; the Certificate of Renewal and Revival of the Certificate of Incorporation of the Company as filed with the Secretary of State on October 14, 2004; and the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on May 8, 2007; and the Certificate of Amendment to the Certificate of Incorporation of the Company as filed with the Secretary of State on June 30, 2009 (collectively, the “Certificate of Incorporation”);

ii.

The Amended and Restated Bylaws of the Company, consolidated February 15, 2006 and amended September 29, 2010, which we assume constitute the Bylaws of the Company as in effect as of the date hereof (the “Bylaws”);

iii.	A Certificate of Good Standing dated October 6, 2010, issued by the Secretary of State with respect to the Company (the “Certificate of Good Standing”);

iv.	A form of stock certificate representing Shares of the Company;

v.

A certificate of an officer of the Company dated October 6, 2010 certifying to the Company’s constituent documents and certain other factual matters, including facts relating to the reservation for issuance of Shares (the “Officer’s Certificate”)

2006 Amended and Restated Stock Incentive Plan

vi.	The Plan;

SEC Filings

vii.	The 2008 Registration Statement, registering up to 6,000,000 Shares.

viii.	The 2010 Registration Statement, registering up to 5,000,000 Shares.

Board Consents and Minutes

ix.	The unanimous written consent of the Board dated March 24, 2006, among other things, adopting and implementing the Plan subject to approval of the stockholders;

x.	The unanimous written consent of the Board dated May 16, 2006, among other things, appointing the Compensation Committee as the Administrator of the Plan;

xi.

The unanimous written consent of the Board dated June 29, 2006, among other things, establishing DSU accounts for each of the non-executive directors and establishing procedure for crediting the DSU accounts.

xii.

The minutes of the meeting of the Board held on June 11, 2007 at 11:00 a.m., among other things, granting options pursuant to the Plan, and including a form of Stock Option Agreement attached as Exhibit C to the minutes (the “June 2007 Form of Stock Option Agreement”);

xiii.

The minutes of the meeting of the Board held on July 11, 2007 at 1:30 p.m., among other things, granting options pursuant to the Plan, and including a form of Stock Option Agreement attached as Exhibit B to the minutes (the “July 2007 Form of Stock Option Agreement”);

xiv.	The minutes of the meeting of the Board held on October 23, 2007 at 3:00 p.m., among other things, granting options pursuant to the Plan;

xv.	The unanimous written consent of the Board dated January 10, 2008, among other things, resolving the total reserved shares of Common Stock was 9,715,001 including for the Plan;

xvi.	The unanimous written consent of the Board dated September 5, 2008, among other things, adopting the Amended and Restated 2006 Stock Incentive Plan, subject to approval by the Company’s stockholders;

xvii.	The unanimous written consent of the Board dated November 26, 2008, among other things, granting options pursuant to the Plan;

xviii.	The unanimous written consent of the Board dated December 5, 2008, among other things, granting options pursuant to the Plan;

xix.	The unanimous written consent of the Board dated January 12, 2009, among other things, granting options pursuant to the Plan;

xx.	The unanimous written consent of the Board dated March 9, 2009, among other things, granting options pursuant to the Plan;

xxi.

The unanimous written consent of the Board dated June 19, 2009, among other things, declaring it advisable to file the Certificate of Amendment as previously approved by the stockholders of the Company;

xxii.	The unanimous written consent of the Board dated July 22, 2009, among other things, granting options pursuant to the Plan;

xxiii.	The unanimous written consent of the Board dated March 2, 2010, among other things, accelerating the vesting of options pursuant to the Plan;

xxiv.

The unanimous written consent of the Board dated May 7, 2010, among other things, approving the amendment to Section 3.1(a) of the Company’s Amended and Restated 2006 Stock Incentive Plan to increase the number of shares issued and reserved for issuance pursuant to awards granted under the Plan from 6,000,000 to 11,000,000, subject to ratification by the Corporation’s stockholders at the Meeting;

xxv.	The unanimous written consent of the Board dated May 20, 2010, among other things, granting options pursuant to the Plan;

xxvi.	The minutes of the meeting of the Board held on June 17, 2010 at 2:00 p.m., among other things, granting options pursuant to the Plan;

xxvii.	The minutes of the meeting of the Board held on August 25, 2010 at 2:00 p.m., among other things, granting options pursuant to the Plan;

xxviii.	The unanimous written consent of the Board dated September 29, 2010, among other things, amending the Bylaws of the Corporation and ratifying all prior Board actions.

Stock Option Agreements

xxix.

The stock option agreement in accordance with the Plan between the Company and each of Stephen Seymour, Doug Hamilton and John Cook (each, a “Non- Executive Director”) granting 200,000 options for Shares to each of the Non- Executive Directors (the “Non-Executive Director Stock Option Agreement”);

xxx.	The stock option agreement in accordance with the Plan between the Company and Randy Davenport, dated January 12, 2009, granting optionee 500,000 options;

xxxi.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Joseph Campbell, dated July 22, 2009, granting optionee 100,000 options;

xxxii.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Joseph Campbell, dated May 20, 2010, granting optionee 150,000 options;

xxxiii.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Chuck Hill, dated May 20, 2010, granting optionee 36,000 options;

xxxiv.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Bill McCombs, dated May 20, 2010, granting optionee 45,000 options;

xxxv.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Marie Roth, dated May 20, 2010, granting optionee 6,000 options;

xxxvi.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Bernard Skaggs, dated May 20, 2010, granting optionee 48,000 options;

xxxvii.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and John Travassos, dated May 20, 2010, granting optionee 75,000 options;

xxxviii	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Virginia Von Ancken-Ramires, dated May 20, 2010, granting optionee 1,000 options;

xxxix.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Matt Williams, dated May 20, 2010, granting optionee 75,000 options;

xl.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Chuck Hill, dated July 1, 2010, granting optionee 24,000 options;

xli.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Bill McCombs, dated July 1, 2010, granting optionee 30,000 options;

xlii.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Marie Roth, dated July 1, 2010, granting optionee 4,000 options;

xliii.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Bernard Skaggs, dated July 1, 2010, granting optionee 32,000 options;

xliv.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and John Travassos, dated July 1, 2010, granting optionee 50,000 options;

xlv.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Virginia Von Ancken-Ramires, dated July 1, 2010, granting optionee 4,000 options;

xlvi.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Matt Williams, dated July 1, 2010, granting optionee 50,000 options;

xlvii.	The stock option agreement in accordance with the Plan Stock Option Agreement between the Company and Jim Jones, dated August 25, 2010, granting optionee 125,000 options;

Correspondence

xlviii.

Election Notices for DSUs for (a) John Cook dated April 21, 2006, (b) Doug Hamilton dated April 21, 2006, (c) Wade Nesmith dated April 21, 2006, (d) Stephen Seymour dated April 21, 2006, and (e) T. Sean Harvey dated July 3, 2007;

xlix.	Letter dated January 26, 2007 from the Company to John Cook confirming treatment of DSUs for 2007;

l.	Letter dated June 29, 2007 from the Company to T. Sean Harvey regarding annual compensation, all paid under the Plan as shares of common stock or DSUs;

li.	Letter dated May 23, 2008 from the Company to John Cook confirming treatment of DSUs for 2008;

lii.	Letter dated January 12, 2009 from the Company to Randy Davenport offering him the position of Vice President and Chief Operating Officer and outlining terms of employment (accepted by Mr. Davenport);

liii.	Letter dated January 1, 2010 from the Company to John Cook confirming treatment of DSUs for 2009; and

liv.	Email dated April 14, 2010 from T. Sean Harvey to Ronald A. Hirsch advising that he will not seek reelection as a director at the June 2010 Annual General Meeting.

lv.	Letter dated July 19, 2010 from the Company to American Stock Transfer directing the issuance of shares of common stock to T. Sean Harvey in settlement of deferred stock options pursuant to the Plan.

980040